Exhibit 99.1

United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972)991-8400

UNITED STATES LIME & MINERALS REPORTS
AGREEMENT FOR OIL AND GAS LEASE

     Dallas, Texas, June 1, 2004 — United States Lime & Minerals, Inc. (NASDAQ: USLM) reported that it has entered into an oil and gas lease agreement with EOG Resources, Inc., a large independent oil and gas company (NYSE:EOG), with respect to oil and gas rights on its Cleburne, Texas property. Pursuant to the lease, the Company received a lease bonus payment of $1,192,000 upon execution of the lease. In addition, the Company retained a royalty interest in oil and gas produced from any successful wells drilled on the leased property.

     “We are pleased to enter into this lease with EOG Resources,” said Timothy W. Byrne, President and Chief Executive Officer. “In the past year, there has been a significant amount of exploration for natural gas in the Barnett Shale formation in the vicinity of our property,” Mr. Byrne added. “We are hopeful that EOG’s exploration efforts will be successful and we can benefit from royalty payments on this lease in the future.”

     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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